UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2021
TURNING POINT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37763	20-0709285
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5201 Interchange Way Louisville, KY		40229
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 778-4421

(Former name or former address if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Graham A. Purdy, Chief Operating Officer of the Company

On March 2, 2021, Turning Point Brands, Inc., a Delaware corporation (the “Company”) entered into a new employment agreement with Graham A. Purdy, Chief Operating Officer of the Company (the “Employment Agreement”).  The Employment Agreement replaces and supersedes Mr. Purdy’s prior employment agreement in its entirety.

The Employment Agreement provides for an initial term of one year commencing on March 2, 2021, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days prior to the end of the applicable term.

The Employment Agreement provides for an annual base salary of $455,000, subject to adjustment by the Board of Directors, and a target annual bonus equal to 75% of annual base salary, subject to the terms and conditions of the Company’s annual bonus program in effect from time to time.  Mr. Purdy will also continue to be eligible to participate in the medical, dental and 401(k) savings benefit plans offered to the Company’s similarly situated employees.

In the event that Mr. Purdy’s employment is terminated by the Company without “cause” or Mr. Purdy resigns for “good reason” (each as defined in the Employment Agreement), other than during the one-year period immediately following a “change of control” (as defined in the Employment Agreement), Mr. Purdy would be entitled to severance payments comprised of the following: (1) accrued compensation and benefits; (2) continuation of his then-current base salary for 12 months, to be paid in accordance with the Company’s normal payroll practices; (3) a cash severance bonus equal to the average annual cash bonus received by Mr. Purdy for the 24-month period prior to the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for Mr. Purdy and his eligible dependents for 12 months.

In the event that Mr. Purdy’s employment is terminated by the Company without “cause” or Mr. Purdy resigns for “good reason” during the one-year period immediately following a “change of control”, Mr. Purdy would be entitled to severance payments comprised of the following (in lieu of any other severance payments under the Employment Agreement): (1) the accrued compensation and benefits; (2) continuation of his then-current base salary for 24 months, to be paid in accordance with the Company’s normal payroll practices; (3) a cash severance bonus equal to two-times the average annual cash bonus received by Mr. Purdy for the 24-month period prior to the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for Mr. Purdy and his eligible dependents for 12 months.  In general, the foregoing severance payments and other benefits are subject to Mr. Purdy executing and delivering a release of claims to the Company.

In the event of Mr. Purdy’s death or disability, he would be entitled to receive a lump sum payment equal to the cost of COBRA continuation coverage for Mr. Purdy (except in the event of his death) and his eligible dependents for six months.

Pursuant to the Employment Agreement, Mr. Purdy will be subject to certain restrictive covenants, including non-competition and non-solicitation restrictions during the employment term, and for a post-termination period equal to the number of months he is entitled to receive salary continuation pursuant to the severance provisions described above.

The foregoing description is qualified by reference to the full text of the Employment Agreement.  A copy of the Employment Agreement is filed as Exhibit 10.1 attached hereto and is incorporated herein by reference in its entirety into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between the Company and Graham A. Purdy, dated as of March 2, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURNING POINT BRANDS, INC.

Date: March 5, 2021	By:	/s/ Brittani Cushman
	Name:	Brittani Cushman
	Title:	Senior Vice President, General Counsel and Secretary